Exhibit 99.1

     Metromedia International Group Inc. Announces Additional Developments


    CHARLOTTE, N.C.--(BUSINESS WIRE)--July 11, 2005--Metromedia International Group, Inc. (the "Company"), (PINK SHEETS: MTRM - Common Stock) and (PINK SHEETS: MTRMP - Preferred Stock), the owner of interests in various communications and media businesses in the countries of Russia and Georgia, today announced that the parties to the February 17, 2005 agreement concerning sale of the Company's interest in PeterStar ZAO (the "PeterStar Agreement") have executed an amendment to that agreement so that it now provides for the closing of the sale on August 8, 2005. The amendment to the PeterStar Agreement, which was executed on July 8, 2005, eliminates a condition precedent to the closing of the sale that called for a vote by holders of a majority of the Company's issued and outstanding common stock. Following a reexamination of its assets, the Company believes that the closing condition eliminated with this amendment is not required as a matter of law and that all remaining conditions precedent to closing have been or will soon be satisfied. The sale price of $215 million set out in the original February 17, 2005 agreement remains unchanged.
    The Company further announced that, in view of the amendment to the PeterStar Agreement, it will hold an annual stockholders meeting as soon as practicable following the filing of its 2004 Annual Report on Form 10-K (the "2004 Form 10-K") and other quarterly reports with the United States Securities and Exchange Commission (the "SEC"). As previously reported by the Company on June 3, 2005, the Company has undertaken to restate certain prior period financial results in connection with filing of its 2004 Form 10-K. This restatement work is addressing the incorrect consolidation of at least one intermediate holding company in prior reporting periods, correction of certain errors in accounting for depreciation at some of the Company's businesses held for sale, and evaluation of certain other adjustments to prior year financial results. The Company has not yet completed this undertaking, and at present, the Company anticipates that all such restatement activity and all work connected with the current report of financial activity for 2004 will be completed within the first half of August 2005, whereupon the Company will file its 2004 Form 10-K with the SEC along with all prior period restatements.
    Finally, the Company announced that, in consequence of the aforementioned events, it will seek to extend the previously announced waiver of default on its 10 1/2% Senior Notes due 2007 (the "Senior Notes") that is currently scheduled to expire on July 15, 2005. The waiver was initially granted in view of the Company's failure to file its 2004 Form 10-K prior to June 3, 2005. Such filing was required to cure a default under the indenture governing the Senior Notes. In this regard, the Company reaffirmed its commitment to fully redeem all Senior Notes and pay all then accrued and unpaid interest promptly following the closing of the sale of its interest in PeterStar with a portion of the proceeds therefrom. The Company cannot provide any assurance that it will be successful in securing an extension to the existing waiver on the Senior Notes.
    In making these announcements, Mark Hauf, the Company's chairman and CEO commented: "We entered into the PeterStar Agreement in February with great enthusiasm. We believed then as now that the price we had negotiated yields significant value to our stockholders. Furthermore, the sale proceeds will allow full retirement of the Company's debt and will replenish the Company's capital reserves to fuel further business development. We look forward to consummating the sale, settling our debt and getting on with future business."

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns interests in communications businesses in the countries of Russia and Georgia. Since the first quarter of 2003, the Company has focused its principal attentions on the continued development of its core telephony businesses, and has substantially completed a program of gradual divestiture of its non-core cable television and radio broadcast businesses. The Company's core telephony businesses include PeterStar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Magticom, Ltd., the leading mobile telephony operator in Tbilisi, Georgia.

    This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the timing of completion of the sale of PeterStar, the timing of completing the annual audited financial statements for fiscal year 2004, the timing of filing the 2004 Form 10-K, certain restated financial reports and other required periodic reports with the SEC, the ability of the Company to meet its future SEC public filing and reporting requirements and the ability of the Company to hold a meeting of the Company's stockholders for the election of directors. Various other factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and its most recently filed Form 8-K reports (dated October 19, 2004, November 4, 2004, November 16, 2004, November 22, 2004 and December 9, 2004, January 6, 2005, February 9, 2005, February 17, 2005, March 9, 2005, March 23, 2005, April 19, 2005, April 20,
2005, June 7, 2005 and June 17, 2005). The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events.


    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle, 704-321-7380
             investorrelations@mmgroup.com